EXHIBIT 12

               Computation of Ratio of Earnings to Fixed Charges
                  Cellco Partnership (d/b/a Verizon Wireless)


(in millions, except ratio)                                                      Year Ended December 31,
                                                              ------------------------------------------------------------
                                                                 2002          2001        2000         1999        1998
--------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before provision
   for income taxes and cumulative effect of a
   change in accounting principle                             $   2,777    $   1,366    $   1,677    $   1,138   $   1,168
Equity in (income) loss of unconsolidated entities                  (14)          (6)         (57)           2          19
Interest expense                                                    626          655          593          171         136
Amortization of debt issuance costs                                   4            -            -            -           -
Portion of rent expense representing interest                       216          186          125           53          59
Amortization of capitalized interest                                 35           27           17            6           6
Distributions from unconsolidated entities                           11            9           65           89         116
                                                              ------------------------------------------------------------
Income, as adjusted                                           $   3,655    $   2,237    $   2,420    $   1,459   $   1,504
                                                              ============================================================

Fixed Charges:
Interest expense                                              $     626    $     655    $     593    $     171   $     136
Capitalized interest                                                 77          109           81           26          14
Amortization of debt issuance costs                                   4            -            -            -           -
Preferred return requirement of a consolidated
   subsidiary                                                        12            -            -            -           -
Portion of rent expense representing interest                       216          186          125           53          59
                                                              ------------------------------------------------------------
Fixed charges                                                 $     935    $     950    $     799    $     250   $     209
                                                              ------------------------------------------------------------

                                                              ------------------------------------------------------------
Ratio of earnings to fixed charges                                 3.91         2.35         3.03         5.83        7.19
                                                              ============================================================